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                                                                      Exhibit 99




                                TELEFLEX ADOPTS
                            SHAREHOLDERS RIGHTS PLAN

     Plymouth Meeting, Pennsylvania,-- On December 7, 1998, The Board of Directors of Teleflex Incorporated today adopted a Shareholders Rights Plan and declared a dividend distribution of one Preference Stock Purchase Right on each outstanding share of its common stock. Lennox K. Black, Chairman of the Board, stated: "The rights provide protection for the Company's shareholders against coercive or unfair takeover tactics. The plan should encourage anyone seeking to acquire Teleflex to negotiate an equitable price and terms fair to all shareholders with the Company's Board of Directors." The plan is similar to plans in place at more than 2,500 public companies. The plan was not adopted in response to any specific proposal or inquiry to acquire control of Teleflex, and the Company's directors are not aware of any such contemplated takeover activity.

     Teleflex will distribute to all shareholders of record on January 11, 1999, rights to purchase shares of a newly created series of preference stock. The rights, however, are exercisable only if: (1) a person or group acquires 15% or more of the company's common stock other than through an offer for all shares of the common stock at a price and on terms determined by the Board of Directors to be fair to all shareholders, or (2) a person or group commences a tender or exchange offer for 15% or more of the company's common stock.

     If a person or group should acquire such a 15% interest, the rights will be modified automatically to entitle the rightsholders (other than the acquiring person or group) to purchase shares of Teleflex common stock at a 50% discount from the then market value. In addition, if Teleflex is acquired in a merger or other transaction after such person or group has acquired such a 15% common stock interest, the rightsholders (other than such person or group) will be entitled to purchase shares of common stock of the surviving company at the same discount from market value.

     Initially, the rights will be represented by existing Teleflex stock certificates. Should the rights become exercisable, the company will issue separate rights certificates to all holders.

     Teleflex can redeem the rights at any time before (but not after) a person or group has acquired 15% or more of the company's common stock as described above. If not redeemed prior to December 31, 2008, the rights will expire on that date.

     Teleflex has filed a Form 8-K describing the Shareholders Rights Plan with the Securities and Exchange Commission. The Form 8-K includes a copy of the Rights Agreement containing the full terms of the Plan as an exhibit. A detailed summary of the terms of the Plan will be mailed to each shareholder of record on January 11, 1999.

     Teleflex is a diversified industrial company with annual sales of more that $1.3 billion. The company designs, manufactures and sells quality engineered products and services for the automotive, marine, industrial, medical and aerospace markets worldwide. Teleflex has produced 23 consecutive years of increased revenues and earnings based on its diversified portfolio of businesses. Additional information about Teleflex can be obtained from the company's Web site on the Internet at www.teleflex.com.